Regency Energy Partners to Present at Wells Fargo Energy MLP Conference

DALLAS, December 6, 2010 – Regency Energy Partners LP (Nasdaq: RGNC) announced today that Michael J. Bradley, president and chief executive officer of Regency, will present an overview of the company’s operations and growth strategy at the Wells Fargo Securities Ninth Annual Pipeline and MLP Symposium on Tuesday, Dec. 7, 2010. This presentation will take place from 8:50 – 9:15 a.m. Eastern Time at the New York Palace Hotel in New York City.

More than 40 leading pipeline companies and MLPs in North America will gather for the symposium to discuss building out the U.S. energy infrastructure, including providing access to new shale plays.  The symposium will feature individual company presentations, one-on-one opportunities to meet with executives, and panel discussions on tax/legislation and rating agencies.

Regency’s presentation will be webcast live and may be accessed through the following link: http://www.wsw.com/webcast/wa67/rgnc/ or through Regency’s Web site at www.regencyenergy.com. It is recommended that participants log in to the webcast at least 15 minutes prior to the live event to download any necessary software updates or plug-ins.

The presentation may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Regency’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Regency undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating, and transportation of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:	Media Relations:
Lyndsay Hannah	HCK2 Partners
Regency Energy Partners	Elizabeth Cornelius
214-840-5477	972-716-0500 x26
ir@regencygas.com	elizabeth.cornelius@hck2.com